Exhibit 99.1

Shea Homes Reports Fourth Quarter and Full Year 2013 Results

Walnut, California, February 21, 2014

Shea Homes, one of America’s largest private homebuilders, today reported results for the fourth quarter and year ended December 31, 2013.

Three Months Ended 12/31/13 Highlights and Comparisons to Three Months Ended 12/31/12

•	Net income attributable to Shea Homes was $73.8 million compared to $33.2 million, a 122% increase

•	Home sales orders were 361 compared to 407, an 11% decrease

•	Active selling communities averaged 60 compared to 63

•	Home sales per community were 6.0, or 2.0 per month, compared to 6.5, or 2.2 per month, an 8% decrease

•	Cancellation rate was 21% compared to 20%

•	Backlog units were 849 compared to 911, a 7% decrease

•	Backlog sales value was $466.6 million compared to $413.2 million, a 13% increase

•	The average selling price in backlog was $550,000 compared to $454,000, a 21% increase

•	Total revenues were $340.0 million compared to $295.7 million, a 15% increase

•	House revenues were $315.5 million* compared to $284.8 million*, an 11% increase

•	Homes closed were 636 compared to 700, a 9% decrease

•	Average selling price of homes closed was $496,000 compared to $407,000, a 22% increase

•	Gross margin was 25.1% compared to 22.1%

•	House gross margin was 23.4%* compared to 20.9%*

•	SG&A expenses were $27.0 million (7.9% of revenues) compared to $23.9 million (8.1% of revenues)

•	Income tax benefit was $15.8 million compared to $0.3 million which, for the fourth quarter 2013, included $15.6 million attributable to the reversal of the deferred tax valuation allowance

•	Adjusted EBITDA was $83.8 million* compared to $72.9 million*

•	Cash and restricted cash at December 31, 2013 were $207.4 million compared to $292.8 million at December 31, 2012

Year Ended 12/31/13 Highlights and Comparisons to Year Ended 12/31/12

•	Net income attributable to Shea Homes was $125.9 million compared to $29.0 million, a 334% increase

•	Home sales orders were 1,828 compared to 2,023, a 10% decrease

•	Active selling communities averaged 58 compared to 65

•	Home sales per community were 31.5, or 2.6 per month, compared to 31.1, or 2.6 per month

•	Cancellation rate remained at 15%

•	Total revenues were $930.6 million compared to $680.1 million, a 37% increase

•	House revenues were $894.3 million* compared to $645.0 million*, a 39% increase

•	Homes closed were 1,890 compared to 1,573, a 20% increase

•	Average selling price of homes closed was $473,000 compared to $410,000, a 15% increase

•	Gross margin was 23.8% compared to 20.8%

•	House gross margin was 23.2%* compared to 20.2%*

•	SG&A expenses were $104.4 million (11.2% of revenues) compared to $89.5 million (13.2% of revenues)

•	Income tax benefit (provision) was $14.1 million compared to $(0.6) million which, for 2013, included $15.6 million attributable to the reversal of the deferred tax valuation allowance

•	Adjusted EBITDA was $184.2 million* compared to $131.2 million*

*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 9

“We are very pleased with our performance in 2013. Revenues, gross margins and, most importantly, net income, were up significantly year over year for the fourth quarter and year. In addition to the strong housing market in the first half of 2013, we continued to focus on maximizing housing margins and minimizing overhead expenses,” said Bert Selva, President and CEO of Shea Homes.

“Looking ahead to 2014, we believe the fundamentals that drive housing demand appear favorable and we are excited about the new year as we enter the spring selling season. For the year, we plan to open 32 new communities compared to 21 last year. In addition, we remain focused on acquiring new land positions in our core markets.”

For the 2013 fourth quarter, new home sales orders were 361 compared to 407 in 2012, an 11% decrease, primarily due to the impact of higher mortgage interest rates in the second half of 2013 and the temporary federal government shutdown early in the fourth quarter, combined with slightly lower active selling communities in our East segment. Home sales per community for the 2013 fourth quarter were 2.0 per month compared to 2.2 per month in the 2012 fourth quarter, an 8% decrease. For the year ended December 31, 2013, the Company opened 21 new communities compared to 15 in 2012. At December 31, 2013, backlog was 849 compared to 911 at December 31, 2012, a 7% decrease.

For the 2013 fourth quarter, net income attributable to Shea Homes was $73.8 million compared to $33.2 million in 2012, primarily due to a $19.9 million increase in gross margin (from higher revenues, including land sales, and higher gross margins), a $3.0 million decrease in interest expense, a $5.3 million improvement in our reinsurance transaction results, and a $15.5 million increase in income tax benefit, primarily attributable to the reversal of the deferred tax valuation allowance. These increases were partially offset by a $3.1 million increase in selling, general and administrative expenses.

For the 2013 fourth quarter, total revenues were $340.0 million compared to $295.7 million in 2012, a 15% increase, and house revenues were $315.5 million* compared to $284.8 million* in 2012, an 11% increase. The increase in house revenues was primarily due to a 22% increase in average selling price to $496,000, a result of general home price increases in all of our regions, and the delivery of more expensive homes, primarily in Southern California.

For the 2013 fourth quarter, total gross margin was 25.1% compared to 22.1% in 2012, a 300 basis point (bp) increase, and house gross margin was 23.4%* compared to 20.9%* in 2012, a 250 bp increase, which reflected general home price increases in all of our regions, partially offset by higher labor and material costs. For the 2013 fourth quarter, house gross margin excluding interest was 29.6%* compared to 28.5%* in 2012.

For the 2013 fourth quarter, SG&A expenses were $27.0 million (7.9% of revenues) compared to $23.9 million (8.1% of revenues) in 2012. The $3.1 million increase was primarily due to higher volume related costs and higher compensation expense.

For the 2013 and 2012 fourth quarter, interest incurred was $16.7 million, while interest expense for the 2013 fourth quarter was $0.1 million versus $3.1 million in 2012, a 97% decrease which was due to higher qualified inventory used for interest capitalization.

For the 2013 fourth quarter, net operating cash flows were $78.6 million compared to $80.6 million in 2012. This decrease was primarily due to increased land acquisition, land development and house construction costs, partially offset by increased cash receipts from home closings. For the 2013 fourth quarter, land acquisition and land development costs were $92.6 million compared to $57.8 million in 2012; house construction costs were $111.8 million compared to $109.2 million in 2012; and cash receipts from home closings were $315.5 million compared to $284.8 million in 2012.

For the year ended December 31, 2013, net income attributable to Shea Homes was $125.9 million compared to $29.0 million in 2012, primarily due to a 37% increase in revenues and a 300 bp higher gross margin percentage. In addition to a $14.8 million decrease in interest expense (due to higher qualified inventory), there was a $14.0 million improvement in our reinsurance transaction results, and a $15.6 million reversal of the deferred tax valuation allowance. These increases were partially offset by a $14.9 million increase in SG&A, primarily due to higher volume related costs and compensation expenses. For 2013, as a percentage of revenue, SG&A was 11.2% compared to 13.2% for 2012. The decrease as a percentage of revenue was the result of leveraging our fixed G&A expenses over higher revenues.

For the year ended December 31, 2013, net operating cash flows were $(45.9) million compared to $(6.2) million in 2012. The larger deficit was primarily due to increased land acquisition, land development and house construction costs, partially offset by increased cash receipts from home closings. For the year ended December 31, 2013, land acquisition ($204.6 million) and land development costs were $341.3 million compared to $215.9 million in 2012; house construction costs were $467.4 million compared to $348.3 million in 2012; and cash receipts from home closings were $894.3 million compared to $645.0 million in 2012.

In connection with our November 2013 receipt of the consent to amend the Indenture to allow us to replace our $75.0 million letter of credit facility with a future $125.0 million revolving credit facility, in January 2014, J.F. Shea Co., Inc. (“JFSCI”), a related party, made an $8.4 million payment, including accrued interest, on its note payable to the Company. As a result of applying this payment to future installments, JFSCI is not required to make its next installment payment until November 2016.

About Shea Homes Limited Partnership

Shea Homes is one of the largest private homebuilders in the nation. Since its founding in 1968, Shea Homes has closed over 91,000 homes. Shea Homes builds homes with quality craftsmanship and designs that fit varied lifestyles and budgets. Over the past several years, Shea Homes has been recognized as a leader in customer satisfaction with a reputation for design, quality and service. For more about Shea Homes and its communities, visit www.sheahomes.com.

The preceding summary of the financial results of Shea Homes Limited Partnership and its subsidiaries does not purport to be complete and is qualified in its entirety by reference to the consolidated financial statements of Shea Homes Limited Partnership and its subsidiaries, available on our website at: http://www.sheahomes.com/investor.

This news release contains forward-looking statements and information relating to Shea Homes Limited Partnership and its subsidiaries, such as the fundamentals that drive housing market demand appear favorable and new community openings for 2014, which are based on the beliefs of, as well as assumptions made by, and information currently available to, our management. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “anticipate,” “appear” and “project” and similar expressions, as they relate to Shea Homes Limited Partnership and its subsidiaries are intended to identify forward-looking statements. These statements reflect our management’s current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions of future events that may not prove to be accurate. Such statements involve known and unknown risks, uncertainties, assumptions and other factors many of which are out of Shea Homes Limited Partnership’s and its subsidiaries’ control and difficult to forecast that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: changes in employment levels; changes in the availability of financing for homebuyers; changes in interest rates; changes in consumer confidence; changes in levels of new and existing homes for sale; changes in demographic trends; changes in housing demands; changes in home prices; elimination or reduction of the tax benefits associated with owning a home; litigation risks associated with home warranty and construction defect and other claims; and various other factors, both referenced and not referenced above, and included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance or achievements may vary materially from those described as anticipated, believed, estimated, expected, intended, planned or projected. Except as required by law, Shea Homes Limited Partnership and its subsidiaries neither intend nor assume any obligation to revise or update these forward-looking statements, which speak only as of their dates. Shea Homes Limited Partnership and its subsidiaries nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact: Andrew Parnes, CFO @ 909-594-0954 or andy.parnes@sheahomes.com

KEY OPERATIONAL AND FINANCIAL DATA

(dollars in thousands)

	At or For the Three Months Ended December 31,				At or For the Year Ended December 31,
	2013	2012	Change		2013	2012	Change
	(unaudited)	(unaudited)			(unaudited)	(unaudited)
Operating Data:
Revenues	$340,031	$295,655	15%		$930,610	$680,147	37%
Gross margin %	25.1%	22.1%	300	bp’s	23.8%	20.8%	300	bp’s
Homebuilding revenues (a) *	$339,806	$295,408	15%		$929,697	$679,162	37%
Homebuilding gross margin % (a) *	25.1%	22.1%	300	bp’s	23.7%	20.7%	300	bp’s
House revenues *	$315,488	$284,766	11%		$894,305	$645,000	39%
House gross margin*	$73,765	$59,579	24%		$207,828	$130,093	60%
House gross margin % *	23.4%	20.9%	250	bp’s	23.2%	20.2%	300	bp’s
Adjusted house gross margin % excluding interest in cost of sales *	29.6%	28.5%	110	bp’s	29.9%	27.6%	230	bp’s
SG&A expenses	$26,993	$23,863	13%		$104,418	$89,535	17%
SG&A % of total revenues	7.9%	8.1%	(20	) bp’s	11.2%	13.2%	(200	) bp’s
Net income attributable to Shea Homes	$73,751	$33,220	122%		$125,947	$29,038	334%
Adjusted EBITDA (b) *	$83,828	$72,935	15%		$184,169	$131,201	40%
Interest incurred	$16,725	$16,769	0%		$67,048	$66,857	0%
Interest capitalized to inventory	$15,825	$13,440	18%		$59,699	$46,146	29%
Interest capitalized to investments in joint ventures	$805	$245	229%		$2,278	$849	168%
Interest expense	$96	$3,084	-97%		$5,071	$19,862	-74%
Interest in cost of sales (c)	$20,434	$24,418	-16%		$60,448	$54,733	10%

Other Data (d):
Home sales orders (units)	361	407	-11%		1,828	2,023	-10%
Homes closed (units)	636	700	-9%		1,890	1,573	20%
Average selling price	$496	$407	22%		$473	$410	15%
Average active selling communities	60	63	-5%		58	65	-11%
Home sales orders per community	6.0	6.5	-8%		31.5	31.1	1%
Cancellation rate	21%	20%			15%	15%
Backlog at end of period (units)	849	911	-7%
Backlog at end of period (estimated sales value)	$466,638	$413,196	13%
Lots owned or controlled (units)	18,930	17,910	6%
Homes under construction (units) (e)	843	826	2%

(a)	Homebuilding revenue and gross margin include house, land and other homebuilding activities.
(b)	See page 10 for a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income.
(c)	As previously capitalized to house and land.
(d)	Represents consolidated activity only; excludes unconsolidated joint ventures.
(e)	Homes under construction includes completed homes.
*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 9.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2013	December 31, 2012
	(unaudited)
Assets
Cash and cash equivalents	$206,205	$279,756
Restricted cash	1,189	13,031
Accounts and other receivables, net	147,499	141,289
Receivables from related parties, net	32,350	34,028
Inventory	1,013,272	837,653
Investments in joint ventures	47,748	28,653
Other assets, net	57,070	39,127

Total assets	$1,505,333	$1,373,537

Liabilities and equity
Liabilities:
Notes payable	$751,708	$758,209
Other liabilities	308,168	296,081

Total liabilities	1,059,876	1,054,290
Total equity	445,457	319,247

Total liabilities and equity	$1,505,333	$1,373,537

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$340,031	$295,655	$930,610	$680,147
Cost of sales	(254,643)	(230,196)	(709,412)	(538,434)

Gross margin	85,388	65,459	221,198	141,713

Selling, general and administrative expenses	(26,993)	(23,863)	(104,418)	(89,535)
Interest expense	(96)	(3,084)	(5,071)	(19,862)
Other income (expense), net	(357)	(5,597)	129	(2,516)

Income before income taxes	57,942	32,915	111,838	29,800

Income tax benefit (expense)	15,802	287	14,101	(616)

Net income	73,744	33,202	125,939	29,184
Less: Net loss (income) attributable to non-controlling interests	7	18	8	(146)

Net income attributable to Shea Homes	$73,751	$33,220	$125,947	$29,038

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating activities
Net income	$73,744	$33,202	$125,939	$29,184
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
(Gain) loss on reinsurance transaction	(412)	4,845	(2,011)	12,013
Depreciation and amortization expense	3,296	3,383	10,608	8,638
Distribution of earnings from joint venture	1,100	—	7,100	1,400
Gain on sale of available-for-sale investments	—	(4)	(15)	(8,806)
Other operating activities, net	(471)	(289)	(1,174)	(1,227)
Changes in operating assets and liabilities:
Inventory	27,027	46,127	(185,596)	(68,733)
Payables and other liabilities	(3,495)	2,567	14,231	38,323
Other operating assets	(22,238)	(9,185)	(14,980)	(16,983)

Net cash provided by (used in) operating activities	78,551	80,646	(45,898)	(6,191)

Investing activities
Proceeds from sale of investments	2	2,593	3,165	26,547
Net proceeds from promissory notes from related parties	298	56	3,335	1,987
Investments in unconsolidated joint ventures, net	(4,988)	(10,179)	(21,304)	(11,646)
Other investing activities, net	(1,969)	(464)	(1,969)	(464)

Net cash provided by (used in) investing activities	(6,657)	(7,994)	(16,773)	16,424

Financing activities
Net decrease in notes payable	(8,887)	(888)	(10,880)	(2,429)
Contributions from owners	—	—	—	1,746
Other financing activities, net	—	2,352	—	1,840

Net cash provided by (used in) financing activities	(8,887)	1,464	(10,880)	1,157

Net increase (decrease) in cash and cash equivalents	63,007	74,116	(73,551)	11,390
Cash and cash equivalents at beginning of period	143,198	205,640	279,756	268,366

Cash and cash equivalents at end of period	$206,205	$279,756	$206,205	$279,756

SEGMENT OPERATING DATA

(dollars in thousands)

(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2013		2012		2013		2012
	Homes Closed	Avg. Selling Price	Homes Closed	Avg. Selling Price	Homes Closed	Avg. Selling Price	Homes Closed	Avg. Selling Price
Homes closed:
Southern California	92	$775	81	$566	271	$757	249	$523
San Diego	80	550	123	410	256	490	194	441
Northern California	141	575	153	472	456	510	323	487
Mountain West	143	448	124	447	372	444	284	446
South West	178	305	207	279	510	312	492	280
East	2	374	12	253	25	262	31	231

Total consolidated	636	$496	700	$407	1,890	$473	1,573	$410
Unconsolidated joint ventures	82	349	57	297	202	335	149	305

Total	718	$479	757	$399	2,092	$460	1,722	$401

	Three Months Ended December 31,				Year Ended December 31,
	2013		2012		2013		2012
	Home Sales Orders	Avg. Active Selling Communities	Home Sales Orders	Avg. Active Selling Communities	Home Sales Orders	Avg. Active Selling Communities	Home Sales Orders	Avg. Active Selling Communities
Home sales orders:
Southern California	97	8	66	7	308	6	313	8
San Diego	51	7	81	8	249	7	262	9
Northern California	54	14	83	14	359	13	459	14
Mountain West	61	14	85	14	367	15	401	14
South West	98	17	85	17	536	16	552	17
East	—	—	7	3	9	1	36	3

Total consolidated	361	60	407	63	1,828	58	2,023	65
Unconsolidated joint ventures	52	14	48	10	240	13	199	11

Total	413	74	455	73	2,068	71	2,222	76

	December 31,
	2013		2012
	Backlog Units	Backlog Sales Value	Backlog Units	Backlog Sales Value
Backlog:
Southern California	160	$139,059	123	$87,675
San Diego	100	50,223	107	47,580
Northern California	144	94,605	241	107,497
Mountain West	207	100,186	212	98,733
South West	238	82,565	212	67,519
East	—	—	16	4,192

Total consolidated	849	$466,638	911	$413,196
Unconsolidated joint ventures	122	45,805	84	25,724

Total	971	$512,443	995	$438,920

SEGMENT OPERATING DATA (continued)

(unaudited)

	December 31,
	2013	2012
Lots owned or controlled:
Southern California	1,890	1,989
San Diego	640	764
Northern California	3,731	3,182
Mountain West	9,841	10,074
South West	2,063	1,876
East	765	25

Total consolidated	18,930	17,910
Unconsolidated joint ventures	4,455	3,874

Total	23,385	21,784

Lots by ownership type:
Owned for homebuilding	6,277	6,448
Owned and held for sale	3,313	3,382
Optioned or subject to contract for homebuilding	6,306	5,046
Optioned or subject to contract held for sale	3,034	3,034
Joint venture	4,455	3,874

Total	23,385	21,784

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands)

(unaudited)

In this earnings release, we utilize certain financial measures that, in each case, are not recognized under GAAP. We present these measures because we believe they and similar measures are useful to investors in evaluating a company’s operating performance and financing structure and, in certain cases, because they could be used to determine compliance with contractual covenants or as one measure of the Company’s ability to service debt and obtain financing. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with GAAP, they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles revenues, cost of sales and gross margins, as reported and prepared in accordance with GAAP, to the non-GAAP measures house revenues, house cost of sales, house gross margin and house gross margin percentage, which exclude land sales, impairment charges and other transactions, and to adjusted house revenues, adjusted house cost of sales, adjusted house gross margin and adjusted house gross margin percentage, which add back interest in cost of sales.

	Three Months Ended December 31, 2013				Three Months Ended December 31, 2012
	Revenue	Cost of Sales	Gross Margin $	Gross Margin %	Revenue	Cost of Sales	Gross Margin $	Gross Margin %
Total	$340,031	$(254,643)	$85,388	25.1%	$295,655	$(230,196)	$65,459	22.1%
Less: Other	(225)		(225)		(247)		(247)

Homebuilding	339,806	(254,643)	85,163	25.1%	295,408	(230,196)	65,212	22.1%
Less: Land	(21,572)	12,201	(9,371)	43.4%	(10,810)	5,866	(4,944)	45.7%
Less: Other homebuilding	(2,746)	719	(2,027)		168	(857)	(689)

House	$315,488	$(241,723)	$73,765	23.4%	$284,766	$(225,187)	$59,579	20.9%

Add: Interest in house cost of sales (a)		19,695	19,695			21,515	21,515

Adjusted house excluding interest in cost of sales	$315,488	$(222,028)	$93,460	29.6%	$284,766	$(203,672)	$81,094	28.5%

	Year Ended December 31, 2013				Year Ended December 31, 2012
	Revenue	Cost of Sales	Gross Margin $	Gross Margin %	Revenue	Cost of Sales	Gross Margin $	Gross Margin %
Total	$930,610	$(709,412)	$221,198	23.8%	$680,147	$(538,434)	$141,713	20.8%
Less: Other	(913)		(913)		(985)		(985)

Homebuilding	929,697	(709,412)	220,285	23.7%	679,162	(538,434)	140,728	20.7%
Less: Land	(31,462)	17,726	(13,736)	43.7%	(32,583)	18,797	(13,786)	42.3%
Less: Other homebuilding	(3,930)	5,209	1,279		(1,579)	4,730	3,151

House	$894,305	$(686,477)	$207,828	23.2%	$645,000	$(514,907)	$130,093	20.2%

Add: Interest in house cost of sales (a)		59,142	59,142			47,770	47,770

Adjusted house excluding interest in cost of sales	$894,305	$(627,335)	$266,970	29.9%	$645,000	$(467,137)	$177,863	27.6%

(a)	Interest incurred is generally capitalized to inventory, then expensed in cost of sales as related units close.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(in thousands)

(unaudited)

The following table calculates the non-GAAP measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income as reported and prepared in accordance with GAAP. Adjusted EBITDA means net income (plus cash distributions of income from consolidated and unconsolidated joint ventures and non-guarantor subsidiaries) before (a) income taxes, (b) interest expense, (c) expensing of previously capitalized interest included in costs of sales and in equity in income (loss) from joint ventures, (d) impairment charges and project write-offs and abandonments, (e) loss on debt extinguishment, (f) depreciation and amortization, (g) realized gain on sale of investments, (h) income (loss) from joint ventures and non-guarantor subsidiaries, (i) deferred (gain) loss recognition from the amortization of deferred gain resulting from a series of novation and reinsurance transactions entered into by Partners Insurance Company, a wholly-owned subsidiary (“PIC Transaction”), and (j) gain on sale of investment in joint ventures. Other companies may calculate Adjusted EBITDA (or similarly titled measures) differently.

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net income	$73,744	$33,202	$125,939	$29,184
Adjustments:
Income tax (benefit) expense	(15,802)	(287)	(14,101)	616
Depreciation and amortization expense	3,296	3,383	10,608	8,638
Interest in cost of sales	20,434	24,418	60,448	54,733
Interest in equity in income (loss) from joint ventures	360	245	1,189	849
Interest expense	96	3,084	5,071	19,862

EBITDA	82,128	64,045	189,154	113,882

Adjustments:
Project write-offs and abandonments	854	1,266	1,436	2,039
Realized gain on sale of investments	—	(4)	(15)	(8,806)
Deferred loss (gain) recognition from PIC Transaction	(412)	4,845	(2,011)	12,013
Loss (income) from joint ventures and non-guarantor subsidiaries	1,255	2,774	(4,766)	11,366
Distributions of earnings from joint ventures and non-guarantor subsidiaries	—	—	366	678
Other	3	9	5	29

Adjusted EBITDA	$83,828	$72,935	$184,169	$131,201